Exhibit 10.2

270 Brannan Street
San Francisco, CA 94107

May 23, 2023

Christian Smith
c/o Splunk Inc.
270 Brannan Street
San Francisco, CA

Re: Updated Employment Terms

Dear Christian:
This letter agreement (the “Agreement”) is entered into between Splunk Inc. (“Splunk” or the “Company”) and you. The purpose of this Agreement is to confirm the current terms and conditions of your employment with Splunk and to specify your treatment upon certain terminations of employment. This Agreement supersedes and replaces your prior offer letter dated December 22, 2016 (the “Prior Offer Letter”) and amendments thereto, if any.
1.Your Position. Your current title is Senior Vice President, Chief Revenue Officer, and you will continue to report to the Chief Executive Officer.
2.Annual Salary; Executive Bonus. Your current gross base salary is $600,000 per year, less applicable deductions and withholdings, and paid in accordance with the Company’s standard payroll practices. In addition, you will continue to be eligible to participate in Splunk’s Executive Bonus Plan. Your current annualized target bonus is one hundred percent (100%) of your annual base salary. Your actual bonus amount will be based on actual achievement of Company financial goal(s), as determined by the Talent & Compensation Committee of our Board of Directors (“Compensation Committee”). Under current practices (which may change in the future), you will be paid a mid-fiscal-year bonus of up to fifty percent (50%) of your annualized target bonus. Any mid-fiscal-year bonus will be based on the Company’s forecasted annual achievement of the applicable Executive Bonus Plan performance metrics as of the end of the fiscal second quarter. Your actual mid-fiscal-year bonus amount will be included in the calculation of your annual bonus, meaning that your year-end bonus payment will be equal to your calculated annual bonus amount, less any mid-fiscal-year bonus amount already paid for that fiscal year. The year-end bonus payment will be made in the nearest pay period following the final approval date after the completion of the fiscal year and after the Compensation Committee’s review and approval of executive bonuses. Note that all payments to you will be made after applicable withholdings.
3.Benefits. You will continue to be eligible to participate in the healthcare, 401(k), employee stock purchase and other employee benefit plans

Christian Smith
May 23, 2023

established for our employees and executives, subject to the eligibility criteria and other terms and conditions for such plans. You will be entitled to 15 days of Personal Time-Off (PTO) annually, accrued on a semi-monthly basis in accordance with Company policy.
4.Confidentiality. As an employee of the Company, you will continue to have access to confidential information of the Company and certain third parties and you may, during the course of your employment, create inventions, improvements, designs, original works of authorship, computer software programs, trade secrets and other matters that will be the sole and exclusive property of the Company. You hereby irrevocably assign each such invention, work and matter to the Company. As a condition of employment, you are required to comply with the terms of the Employee Invention Assignment and Confidentiality Agreement between you and the Company dated February 2, 2017 (the “Employee Invention Assignment and Confidentiality Agreement”). We wish to impress upon you that the Company does not want you to, and we hereby direct you not to, bring with you or use on behalf of the Company, any confidential or proprietary material or information of any former employer or other third party. In addition, you must not violate any other obligation you may have to any former employer or other third party. During the period that you render services to the Company, you agree that you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company, in writing, any other employment, business or activity that you are currently associated with or participate in that competes with the Company and that you become associated with during the period that you render services to the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this Agreement, you certify that your employment with the Company will not violate any contractual or other legal obligation that would prohibit or limit you from performing your duties to the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Employee Invention Assignment and Confidentiality Agreement continue to be in effect.
5.At-Will Employment. During your entire employment you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any lawful reason or no reason, at any time, with or without prior notice and with or without Cause (as defined below). Your participation in any equity or benefit program does not assure you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company. Upon termination of your employment as Senior Vice President, Chief Revenue Officer of the Company for any reason, you may be deemed by the Company to have resigned from all or any offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the

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May 23, 2023

Company’s request, you will execute such documents as are necessary or desirable to effectuate such resignations.
6.Severance. You are eligible to receive the following severance benefits. All severance benefits will be subject to applicable deductions and withholdings.
(a)Separation in Event of Termination Within the 6-Month Period Before or 18-Month Period Following a Change in Control. In the event of your involuntary separation from employment with the Company by the Company without Cause or by you for Good Reason (as defined below), in each case within the period six (6) months prior through eighteen (18) months following a Change in Control (“Change in Control Period”), then, in addition to any accrued compensation, and provided that you deliver to the Company a signed release of claims in favor of the Company in the form provided by the Company at such time (“Release”), and satisfy all conditions to make the Release effective and irrevocable within sixty (60) days following your separation from service, you shall be entitled to the benefits as set forth below:
(i)Lump sum payment equal to twelve (12) months of your then-current base salary, plus one hundred percent (100%) of your annual target bonus as in effect in the fiscal year of termination;
(ii)Provided you timely elect to continue health coverage under COBRA, payment or reimbursement, as applicable, for any monthly COBRA premium payments made by you in the twelve (12) months following the month of your separation from service. If at the time you separate from service, it would result in a Company excise tax or failure of non-discrimination tests to reimburse you for COBRA premiums, then no such premiums will be paid or reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum of $24,000; and
(iii)Performance stock units (“PSUs”) for which the performance period has not ended will be deemed performance vested to the extent (if any) and in the manner set forth in the award agreement for such PSUs. Such PSUs together with all time-based restricted stock units (“RSUs”) then held by you, will become vested.
(b)Severance in Event of Termination Without Cause Outside the Change in Control Period. In the event of your involuntary separation from employment with the Company by the Company without Cause not during the Change in Control Period, then, in addition to any accrued compensation, and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective and irrevocable within sixty (60) days following your separation from service, you shall be entitled to benefits as set forth below:
(i)Lump sum payment equal to six (6) months of your then-current base salary, plus a pro-rated portion of your annual target bonus for the year of

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May 23, 2023

termination based on the number of months employed during such year, less any amounts already paid for such year;
(ii)Provided you timely elect to continue health coverage under COBRA, payment or reimbursement, as applicable, for any monthly COBRA premium payments made by you in the six (6) months following the month of your separation from service. If at the time you separate from service, it would result in a Company excise tax or failure of non-discrimination tests to reimburse you for COBRA premiums then no such premiums will be paid or reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum of $12,000; and
(iii)PSUs for which the performance period has not ended will be deemed performance vested to the extent (if any) and in the manner set forth in the award agreement for such PSUs. Such PSUs together with all RSUs then held by you, will become vested as to the number of shares as would have time vested in the six (6) months following your separation from service.
7.Section 409A Matters.
(a)For purposes of this Agreement, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-l(h) of the regulations promulgated thereunder.
(b)To the extent any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the sixtieth (60th) day following your separation from service, or if later, such time as required by Section 7(c). Except as required by Section 7(c), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on or around the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided herein.
(c)If you are deemed at the time of such separation from service to be a “specified employee” under Section 409A of the Code, then any Deferred Payment(s) shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable

Christian Smith
May 23, 2023

deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.
(d)To the extent any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code, you and the Company may make changes to this Agreement to avoid adverse tax consequences under Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
8.Parachute Payments.
(a)Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that you would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be canceled in the reverse order of the date of grant of your equity awards.
(b)Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that the firm provide detailed supporting calculations both to the Company and you prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to you at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and you will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company

Christian Smith
May 23, 2023

will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and you, and the Company will have no liability to you for the determinations of the firm.
9.Clawback Policy.
    Your compensation will be subject to the Company’s clawback policy in effect as of the date hereof, and will be subject to any other clawback policy of the Company as may be established and/or amended from time to time to comply with applicable laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Clawback Policy”). The Company may require you to forfeit, return or reimburse the Company all or a portion of your compensation pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws. No recovery of your compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right you may have to resign for Good Reason or “constructive termination” (or similar term) under any agreement, arrangement or policy with the Company.
10.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” means (i) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Company believes has had or will have a detrimental effect on the Company’s reputation or business; (ii) your engaging in an act of gross negligence or willful misconduct in the performance of your employment obligations and duties; (iii) your committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (iv) your engaging in any other misconduct that has had or will have an adverse effect on the Company’s reputation or business; or (v) your breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s or a third party’s trade secrets or proprietary information.
(b)Change in Control. For purposes of this Agreement, “Change in Control” has the meaning in the Company’s 2022 Equity Incentive Plan, as may be amended from time to time.
(c)Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without your written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate your employment within thirty (30) days following expiration of such cure period: (i) a

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May 23, 2023

material change, adverse to you, in your position, title(s), office(s) or duties; (ii) an assignment of any significant duties to you that are inconsistent with your positions or offices held under this Agreement; (iii) a decrease in your then-current annual base salary by more than ten percent (10%) (other than in connection with a general decrease in the salary of all executives); or (iv) your relocation to a facility or a location more than thirty (30) miles from your residence.
11.Policies. You acknowledge that you have read and will comply with the Company Code of Business Conduct and Ethics, Insider Trading Policy, Anticorruption Compliance Policy and Guidelines, and U.S. Export Control Compliance Policy Statement and that you will comply with all Company policies, guidelines and processes in effect throughout your employment. You acknowledge that the Company may implement, modify or revoke Company policies, guidelines and processes from time to time, and you agree to read and comply with each then-current policy, guideline and/or process.
12.Arbitration.
(a)Informal Resolution/Mediation. In the event of any dispute or claim in any way relating to or arising out of your recruitment by the Company, your employment with the Company, or your separation from the Company, you and Splunk agree to initially attempt to resolve the issue informally or with the assistance of a neutral, outside mediator. If any dispute or claim cannot be resolved by these means, and except as specifically listed below, the sole and exclusive means for final dispute or claim resolution is through final and binding arbitration, as more fully described in the Arbitration provision. You may choose to opt out of arbitration; please see the last paragraph below in this Arbitration provision, to understand what you need to do to opt out.
(b)Arbitration. In consideration of your employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises, and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your recruitment by the Company, employment with the Company or your separation from service from the Company, including any alleged breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure sections 1280 through 1294.2, including section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act,

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May 23, 2023

the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, California wage payment laws, claims of harassment, discrimination, wrongful termination, retaliation, unpaid wages, incentive compensation, breach of contract, torts and any statutory or common law claims. Notwithstanding the foregoing, you understand that nothing in this Agreement constitutes a waiver of your rights under section 7 of the National Labor Relations Act. You further understand that this agreement to arbitrate also applies to any disputes that the Company may have with you. You and the Company each retain their right to and shall not be prohibited or limited from seeking or obtaining equitable relief from a court having jurisdiction over the parties.
To the extent permitted by law, all claims covered under this arbitration agreement must be brought in your individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. No claim may be brought or maintained on a class or collective basis either in court or in arbitration. All such claims will be decided on an individual basis in arbitration pursuant to the parties’ agreement to arbitrate. The parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by other individuals, unless agreed to in writing by all parties.
Any issue concerning the validity of this class action or collective action waiver must be decided by a Court and an arbitrator shall not have authority to consider the issue of the validity of this waiver. If for any reason this class or collective action waiver is found to be unenforceable, the class action or collective action claim may only be heard in court and may not be arbitrated. The arbitrator shall not have authority to hear or decide class or collective actions. The arbitrator’s authority to resolve disputes and make awards under this Agreement is limited to disputes between: (i) you and the Company; and (ii) you and any current or former officers directors, employees or agents of the Company, if such individual is sued for conduct arising out of his or her employment. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration. This agreement to arbitrate supersedes all arbitration agreements that previously existed between the employee and the Company.
(c)Procedure. You agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies available under applicable law. You agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. You

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May 23, 2023

understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law. You agree that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS rules conflict with California law, California law shall take precedence. You agree that any arbitration hearing under this Agreement shall be conducted in San Francisco County, California.
(d)Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(e)Administrative relief. This Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission and the National Labor Relations Board. This also includes claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance. Moreover, this Agreement does not apply to any other dispute or claim that has been expressly excluded from arbitration by statute. Nothing in this Agreement prohibits or restricts you from initiating communications directly with, responding to any inquiry from, or providing information or testimony to or before, the Securities and Exchange Commission, Department of Justice, or any other governmental agency or department or self-regulatory organization, about actual or potential violations of laws or regulations (including lawfully reporting fraud, waste or abuse). You are not required to obtain Splunk’s prior authorization before engaging in such communications, nor are you required to inform Splunk about such communications. This Agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.
(f)Voluntary nature of agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. You agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

Christian Smith
May 23, 2023

You may choose to opt out of arbitration To do so, you must send an email to Human Resources at the following email address: optout@splunk.com and your email must state, “I am opting out of arbitration.” Your email must be received by Human Resources no later than twenty (20) days after your acceptance of this Agreement.
13.Survival and Severability. Upon termination of your employment for any reason, the obligations in Sections 4 (Confidentiality); 7 (Section 409A Matters); 8 (Parachute Payments); 9 (Clawback Policy); 10 (Definitions); 11 (Policies); 12 (Arbitration); 13 (Survival and Severability); 14 (Complete Agreement); and 15 (Acceptance) shall survive and remain in full force and effect. If any provision of this Agreement is held to be invalid or unenforceable, such term shall be excluded to the extent of such invalidity or unenforceability; all other terms shall remain in full force and effect and the invalid or unenforceable term shall be deemed replaced by a valid and enforceable term that comes closest to expressing the intention of such invalid or unenforceable term.
14.Complete Agreement. You understand and agree that this Agreement, along with the Employee Invention Assignment and Confidentiality Agreement and any other agreements referenced herein, form the complete and exclusive statement of your employment with the Company and supersedes any prior offer letter, employment agreement and/or addenda existing between the parties, whether written or verbal (including, but not limited to, the Prior Offer Letter). This Agreement can only be modified by a written agreement signed by you and the Chief Executive Officer or Chief People Officer of the Company.
15.Acceptance. To accept this Agreement, please sign in the space indicated and return to me. Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement.

Please feel free to contact me if you have any questions.

Best,

/s/ Gary Steele

Gary Steele
President and Chief Executive Officer
Splunk Inc.

Christian Smith
May 23, 2023

Acceptance and Agreement

I have read, understand, agree to and shall comply with each of the terms and conditions set forth above.

I further acknowledge that no promises or commitments have been made to me except as specifically set forth herein.

/s/ Christian Smith	May 24, 2023
Christian Smith	Date: